Exhibit 23.1

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-213703) of FB Financial Corporation of our report dated June 15, 2017 relating to the combined financial statements of Clayton Bank and Trust and American City Bank (wholly-owned subsidiaries of Clayton HC, Inc.).

/s/ Rodefer Moss & Co, PLLC

Knoxville, Tennessee

August 1, 2017